EXHIBIT 15

May 3, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 3, 2017 on our review of interim financial information of 3M Company and its subsidiaries for the three month periods ended March 31, 2017 and 2016 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2017 is incorporated by reference in its Registration Statements on Form S-8 (Registration Nos. 333-30689, 333-30691, 333-44760, 333-73192, 333-101727, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626, 333-156627, 333-166908, 333-174562, 333-181269, 333-181270 and 333-211431) and Form S-3 (Registration Nos. 333-216219, 33-48089, 333-42660, and 333-109211) dated May 3, 2017.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota